Exhibit 99.1
FOR IMMEDIATE RELEASE
SUTURA SECURES $1.5 MILLION FINANCING FROM WHITEBOX
Fountain Valley, CA — December 14, 2006 - Sutura, Inc. (“Sutura”) (OTCBB:SUTU), a California-based medical device company, announced today that it has entered into an agreement with Whitebox Advisors, LLC to complete a $1.5 million round of debt financing. The term sheet consists of $1.5 million in senior convertible debt with an option for an additional $1.5 million in Q1 2007.
David Teckman, President and CEO of Sutura stated, “Sutura appreciates Whitebox’s continued interest and support of the Company. This additional financing demonstrates Whitebox’s continued commitment to Sutura’s mission and objectives. Proceeds from the financing will be used for product development and general operating expenses.”
Following this financing, Minneapolis-based Whitebox and its affiliates will have invested a total of $22.2 million in Sutura.
About Sutura, Inc.
Sutura®, Inc. (www.suturaus.com) is a medical device company that has developed a line of innovative, minimally invasive, vascular suturing devices to suture the puncture created in arteries during open surgery and catheter-based procedures. The Company’s line of SuperStitch medical devices provide sutured closure of the arteriotomy site utilizing the existing catheter sheath introducer or cannula during fluoroscopically guided procedures and directly through the open arteriotomy during open surgical procedures. Within the United States the 8F & 6F SuperStitch devices are available for use in performing vascular stitching in general surgery, including endoscopic procedures. It is not intended for blind closure of an arteriotomy site. The SuperStitch 8F & 6F is approved in the European Union and CE marked with the indication for use as follows: The SuperStitch is indicated for use in performing vascular stitching in general surgery, including endoscopic procedures. In the EU there is no requirement for the use of fluoroscopic guidance. Sutura’s headquarters are in Fountain Valley, California. “Sutura®” and “SuperStitch®” are registered trademarks of Sutura, Inc.
For more information contact:
Sutura, Inc.
Barry Forward
Corporate Communications
866-676-8386
www.suturaus.com
Forward-Looking Information Is Subject to Risk and Uncertainty

Certain statements in this press release may contain projections or “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainty. The words “aim”, “plan”, “likely”, “believe”, “expect”, “anticipate”, “intend”, “estimate”, “will”, “should”, “could”, “may”, “appears”, and other expressions that indicate future events and trends identify forward-looking statements. These statements are not guaranties of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what we express or forecast in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements. Our actual results and future trends may differ materially from our forward-looking statements depending on a variety of factors including the ability of the company to raise additional funds necessary for the continued operation of the company, acceptance of the SuperStitch® devices by medical providers and the marketplace in general and the success of the proposed sales and marketing plan , the ability of the company to establish a successful distribution relationship with a strategic partner, the continued growth of the vessel closure marketplace and the company’s ability to continue to expand and protect its technology patents.